Exhibit 5

UAL Corporation

P.O. Box 66100

Chicago, Illinois 60666

December 18, 2000

Securities and Exchange Commission

450 Fifth Avenue, N.W.

Washington, D.C. 20549

Re: UAL Corporation Employee Stock Ownership Plan and

UAL Corporation Supplemental ESOP

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of UAL Corporation, a Delaware corporation (the "Company"), and I or attorneys under my supervision are familiar with the proceedings taken by the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement"), relating to the UAL Corporation Employee Stock Ownership Plan and the UAL Corporation Supplemental ESOP (the "Plans") that the Company is filing under the Securities Act of 1933, as amended (the "Securities Act"), which registers 9,000,000 shares of Common Stock, $.01 par value ("Common Stock"), of the Company to be issued under the Plans.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In connection with this opinion, I or attorneys under my supervision have examined or are familiar with originals or copies of (i) the Restated Certificate of Incorporation and By-laws of the Company, (ii) resolutions of the Board of Directors, (iii) the Registration Statement, and (iv) such other documents as I or they have deemed necessary or appropriate as a basis for the opinions set forth below.

Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock, when issued pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Francesca M. Maher

Francesca M. Maher

Senior Vice President,

General Counsel and

Secretary